Labcorp Contacts:
Christin O'Donnell (investors) — 336-436-5076
Investor@Labcorp.com

Kimbrel Arculeo (media) — 336-436-8263
Media@Labcorp.com

Labcorp to Present Strategy, Business and Financial Outlook at Investor Day

BURLINGTON, N.C., September 14, 2023 — Labcorp (NYSE: LH), a global leader of innovative and comprehensive laboratory services, is hosting an Investor Day beginning at 1:00 p.m. ET today in New York City, expected to conclude by approximately 4:00 p.m. ET. The event will highlight Labcorp’s go-forward strategy from Labcorp Chairman & CEO Adam Schechter, followed by business overviews and a longer-term financial outlook by members of the leadership team.

“Labcorp is the world’s largest laboratory service provider focused on science, technology and innovation,” said Adam Schechter, chairman and CEO of Labcorp. “Today, we are excited to share our roadmap for strong growth and shareholder value across Diagnostic Laboratories and Biopharma Laboratory Services. We believe that our focus on customers and our ability to execute with scale and operational excellence will drive strong profitable growth and further differentiate Labcorp.”

Webcast Information
A live webcast of the event will be available through the Labcorp Investor Relations website beginning at 1:00 p.m. ET. A replay of the webcast and a copy of presentation materials will be available on the Investor Relations section of the Company’s website at https://ir.labcorp.com.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's more than 60,000 employees serve clients in over 100 countries, worked on over 80% of the new drugs approved by the FDA in 2022 and performed more than 600 million tests for patients around the world. Learn more about us at www.labcorp.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including but not limited to statements with respect to the company’s expectations and and opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the company's control. These factors, in some cases, have affected and in the future (together with other factors) could affect the company's ability to implement the company's business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of the forward-looking statements.

The company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the company's most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the company's other filings with the SEC. The information in this press release should be read in conjunction with a review of the company's filings with the SEC including the information in the company's most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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